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                                                                     EXHIBIT 5.1


                    [Strasburger & Price, L.L.P. letterhead]


October 19, 2004

Atwood Oceanics, Inc.
15835 Park Ten Place Drive
Houston, Texas 77084


Re: Registration Statements on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Atwood Oceanics, Inc., a Texas corporation (the "Company"), in connection with the offer and sale by the Company of up to 1,175,000 shares (the "Company Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock") and the offer and sale by Helmerich & Payne International Drilling Co., as selling stockholder, ("H&P") of up to 1,000,000 shares (the "Selling Stockholder Shares") of Common Stock pursuant to the Company's registration statements on Form S-3, (File Nos. 333-92388 and 333-117534) (the "Registration Statements") filed by the Company with the Securities and Exchange Commission (the "Commission") and supplemented by the Prospectus Supplement dated October 13, 2004 (the "Prospectus Supplement"). The registration statement with File No. 333-92388 was declared effective by the Commission on September 17, 2002. The registration statement with File No. 333-117534 was declared effective by the Commission on October 5, 2004.

         As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. Without limiting the foregoing, we have examined the underwriting agreement dated October 13, 2004 (the "Underwriting Agreement") by and between the Company, H&P, Goldman, Sachs & Co., Credit Suisse First Boston LLC, Jefferies & Company, Inc., Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated, Howard Weil Incorporated, Petrie Parkman & Co. and Sanders Morris Harris Inc.

         Based upon the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

         1. The Company Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, as supplemented by the Prospectus Supplement relating to the offer and sale of the Company Shares and the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and


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         2.    The Selling Stockholder Shares have been duly authorized and, when paid for as described in the Registration Statement, as supplemented by the Prospectus Supplement relating to the offer and sale of the Selling Stockholder Shares and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the law of the State of Texas, and the law of the United States of America.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company, the incorporation by reference of this opinion by the Registration Statements and the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Strasburger & Price, L.L.P.
Strasburger & Price, L.L.P.


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